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                                                                   EXHIBIT 10.52

                             CONSULTING AGREEMENT
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     This Consulting Agreement (the "Agreement") is made as of March 1, 1997 by and between NTN Communications, Inc., a Delaware corporation (the "Company"), and Edward C. Frazier ("Consultant").

     1.   Consulting Arrangement.  The Company shall retain Consultant, and
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Consultant shall serve the Company as a Consultant, on an average of seven days per month.

     2.   Duties.  Consultant will perform consulting services for the Company
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regarding the Company's operations.  In addition, Consultant shall serve as a member of the Executive Advisory Board and as an executive consultant to the President.

     3.   Term.  The term of the Agreement shall be for the two year period
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commencing March 1, 1997 and ending on February 28, 1999.

     4.   Compensation.  In consideration of Consultant's services pursuant to
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Paragraph 2 hereof, the Company shall issue to Consultant a Warrant to purchase
250,000 shares of Common Stock of the Company. Such Warrant shall have a five year term, shall have an exercise price of $4.50 per share, shall vest in twenty-four equal monthly installments, provided Consultant is still performing consulting services for the company at the time of vesting, and shall be exercisable on or after February 28, 1999.

     5.   Expenses.  All reasonable business expenses incident to the rendering
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of services by Consultant hereunder will be paid or reimbursed by the Company subject to the submission being in accordance with the Company's policies in effect from time to time.

     6.   Non-Disclosure.  Consultant will not at any time after the date of
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this Agreement divulge, furnish, or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.

     7.   Remedies.  The Company may pursue any appropriate legal, equitable or
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other remedy, including injunctive relief, in respect of any failure to comply with the provisions of Section 6 hereof, it being acknowledged by Consultant that the remedy at law for any such failure would be inadequate. If the Company terminates the services of Consultant, Consultant's sole remedy will be to retain the portion of the Warrants vested to the date of termination.

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     8.   Counterparts.  This Agreement may be executed in counterparts, each of
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which shall be deemed to be one and the same instrument.

     9.   Modification.  This Agreement may not be changed or terminated orally
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but only by an agreement in writing signed by the parties hereto.

     10.  Interpretation.  Each party has cooperated in the drafting and
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preparation of this Agreement.  Hence, in any construction to be made of this
Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        NTN COMMUNICATIONS, INC.


                                        By: /s/ Gerald Sokol, Jr.
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AGREED:

/s/ Edward C. Frazier
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Edward C. Frazier

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